                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           _________________________



                                   FORM 8-K/A

                                 CURRENT REPORT


                                AMENDMENT NO. 2


                     Pursuant to section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)         July 6, 1998
                                                  -------------------------

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
       ------------------------------------------------------------------
               (exact name of registrant as specified in charter)

          California                 0-22068                33-0128224
---------------------------------------------------------------------------
 (State or other           (Commission File Number)        (IRS Employer
 jurisdiction of Inc.)                                  Identification No.)


9750 Goethe Road, Sacramento,CA                         95827
---------------------------------------------------------------------------
(Address of principal executive offices)              (Zip code)


Registrant's telephone number, including area code:  (916) 855-5000
                                                   ------------------------



                                 NOT APPLICABLE
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

     ITEM 5.    OTHER EVENTS


          On September 21, 1998, the Registrant filed Amendment No. 1 to the Registrant's Current Report on Form 8-K dated July 17, 1998 (the "Report") to report certain financial information (the "Financial Information") in connection with the Registrant's acquisition of Acclaim Communications, Inc., a Delaware corporation ("Acclaim"). The purpose of this Amendment No. 2 is to:

          (i) Provide Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal years ended December 28, 1997 and December 29, 1996 to reflect the Registrant's acquisition of Acclaim. This is contained on pages 3 to 6 of this report.
          (ii) Set forth the audited Financial Information. This is contained on pages 7 to 29 of this report.
          (iii) Provide certain supplementary unaudited Financial Information for the periods ending March 29, 1998, June 28, 1998, March 30, 1997, and June 29, 1997 to reflect the Registrant's acquisition. This is contained on pages 30 to 42 of this report.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
      OPERATIONS


OVERVIEW

     On July 6, 1998 the Company merged with Acclaim Communications, Inc. in a transaction accounted for as a pooling of interests. The management discussion and analysis below reflects the pooled entity

     Since its inception, the Company has designed, developed and marketed application specific standard product ("ASSP") integrated circuits and custom derivatives for the telecom and networking markets. Volume shipments of its initial ASSPs began in 1989. Since that time, the Company has experienced significant increases in sales as its mixed-signal integrated circuits have gained market acceptance. The Company's annual revenue compound growth rate has been 101% since 1990. The Company first achieved profitable operations in the quarter ended March 28, 1992.

     The Company derives revenues principally from product sales. In addition, the Company has received non-recurring engineering and licensing revenue from strategic partners and customers in connection with product development projects. As a result of those and other transactions, the Company receives royalties and license fees.

     The Company's cost of sales includes the costs of wafer fabrication and assembly performed by third party vendors, and costs associated with the procurement, scheduling, testing and quality assurance functions performed by the Company. Research and development expenses associated with non-recurring engineering contracts are expensed as incurred, while the related revenue is recognized only as contract milestones are completed.


     This report contains forward-looking statements that involve risks and uncertainties. The statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking
statements.   See "Factors that May Affect Future Results".


RESULTS OF OPERATIONS

     Revenues: Revenues for 1997 increased to $156.5 million from $112.0 million in 1996 and $78.0 million in 1995. The continued growth in revenues is due to the successful introduction of new products and increased sales of existing products to customers in the Company's two target market segments - telecom and networking. In 1997 and 1995, no single customer accounted for more than 10% of revenues. In 1996, sales to Hewlett-Packard were 11.2% of total sales.

     Export sales, primarily consisting of sales to Canada, Europe, and Asia, were 35% of revenues in 1997, 39% in 1996 and 33% in 1995. All sales were in U.S. dollars, thereby eliminating any foreign currency impact on revenues and net income. The dollar increase in international sales is attributable to increased sales to foreign manufacturing facilities and subcontractors of domestic customers and the Company's increased international marketing and sales efforts.

     Royalties, Licenses and Non-Recurring Engineering Revenue: The Company has entered into development agreements with certain customers relating to customer-specific applications, as well as license agreements with certain semiconductor manufacturers. Revenue is not recognized for non-recurring engineering ("NRE") contracts until contract milestones are met, although expenditures associated with the contract are expensed as incurred. During 1997, the Company had $56,000 in revenues from NRE contracts versus $398,000 in 1996 and $289,000 in 1995. In 1997, the Company received royalties of $987,000. In 1996 and 1995, royalties were $197,000 and $312,000, respectively.

     The Company believes future revenue growth will depend on the success and timing of new products along with continued sales growth of existing products. New products are generally incorporated into a customer's product or system at the design stage. However, design wins may precede volume sales by six months or more. No assurance can be given that any design win will result in future revenues.


     Gross Margin: The following table sets forth the Company's product sales and product gross margin:

     (dollars in thousands)              1997            1996            1995
                                         -----           -----           -----

     Product Sales                     $155,457        $111,392         $77,417
     Cost of product sales               65,582          48,477          33,300
                                       --------        --------         -------
     Gross margin                      $ 89,875        $ 62,915         $44,117
                                       ========        ========         =======

     Gross margin % product sales          57.8%           56.5%           57.0%


     Product gross margin is affected by several factors, including average selling prices, the mix between older and newer products, test equipment utilization, manufacturing yields, timing of cost reductions and the mix between direct and distributor sales. Margins on domestic and international sales are similar. Beginning in 1996, certain engineering costs associated with product cost reduction efforts were more appropriately allocated to cost of product sales rather than research and development. This caused margins to decline by approximately 2.0 percentage points in 1996, while reducing research and development expense a similar amount. There was no net impact on operating profit.


     Research and Development: Research and development ("R&D") expenses were $35.4 million in 1997, $26.8 million in 1996 and $18.0 million in 1995. As a percent of revenues, R&D expenses were 22.6%, 23.9%, and 23.0% in 1997, 1996 and 1995, respectively. In 1996, R&D expense included a one-time charge for purchased research and development of $2.5 million related to the acquisition of Silicon Design Experts, Inc. In 1995, R&D expense included a one-time charge for purchased research and development of $750,000 associated with the acquisition of San Francisco Telecom, Inc. Excluding one time charges, R&D expense as percent of revenues was 21.7% and 22.1% for 1996 and 1995, respectively. As previously stated in the gross margin section, in 1996 the Company began accounting for engineering costs associated with product cost reduction efforts in cost of product sales, rather than R&D.


     Sales and Marketing: Sales and marketing expenses were $26.2 million in 1997, $17.1 million in 1996 and $11.4 million in 1995. As a percent of revenue, sales and marketing expenses were 16.7%, 15.3% and 14.6% in 1997, 1996 and 1995, respectively. The increases in sales and marketing expenses are largely due to increased sales, sales support and application engineering headcount and associated expense increases. The Company has also increased its international sales offices and support staff.


     General and Administrative: General and administrative expenses increased to $12.1 million in 1997 from $7.4 million in 1996 and $5.8 million in 1995. As a percentage of revenue, expenses were 7.7% in 1997, compared to 6.6% in 1996 and 7.5% in 1995. The expense increases in dollars are primarily attributable to additional headcount and associated expenses due to the Company's growth.


     Net Interest and Other Income: The Company earns interest on its cash and investments and incurs interest expense on its convertible subordinated notes and on lease obligations used to finance certain capital equipment. Net interest and other income for 1997, 1996 and 1995 was $1.9 million, $2.3 million and $2.1 million, respectively. In 1996, other income included a one-time gain of $675,000 from the sale of a portion of the Company's investment in Maker Communications.


     Provision for Income Taxes: The Company's effective income tax rate was 49.0% for 1997. In 1996 and 1995, the effective rate was 44.0% and 12.0%, respectively. For a reconciliation of the Company's effective tax rate to the statutory federal tax rate, see Note 7 of Notes to Financial Statements.


LIQUIDITY AND CAPITAL RESOURCES

     During the years ended 1997, 1996 and 1995, the Company financed its operations primarily through cash flows from operations and existing cash and investment balances. During the third quarter of 1997 the Company raised $115 million (less discounts, commissions and expenses of approximately $3.5 million) from a private placement to qualified investors of subordinated convertible
notes due 2004 with a 4% coupon.     Working capital as of December 28, 1997,
was $157.0 million.

     The Company's principal sources of liquidity as of December 28, 1997, consisted of $138.3 million in cash and short-term investments and $10.0 million available under the Company's line of credit. As of December 28, 1997, the Company had no outstanding balance under this line of credit. During 1997 the Company obtained $5.9 million from the issuance of notes to a bank and certain shareholders.

     During 1997, the Company generated $17.9 million of cash from its operating activities as compared to $21.6 million in 1996 and $7.4 million in 1995. In 1997, trade accounts receivable increased by $12.5 million due to increased sales levels. Inventories increased by $16.7 million to $26.7 million at the end of 1997. Days of inventory on hand were 111 days at the end of 1997. Current liabilities increased $32.3 million from year end 1996 to 1997.

     During 1997, 1996, and 1995, total expenditures for capital equipment were $18.0 million, $10.1 million, and $10.2 million, respectively. The expenditures in each year consisted primarily of equipment used for designing and testing products. Included in the total capital expenditures were amounts of $0.7 million in 1996 and $4.8 million in 1995 for equipment financed by capital leases.

     The Company's current wafer requirements are supplied primarily by six foundries. During 1995, the Company entered into five-year agreements with three of its suppliers for committed foundry capacity in consideration of equipment financing or cash deposits. At December 28, 1997, the Company had provided an aggregate of $20.6 million in capital equipment financing and/or cash deposits to these foundries to obtain committed foundry capacity. During the first quarter of 1998, the Company paid an aggregate $1.3 million in additional deposits per its agreements. There are no additional deposits due under the Company's existing foundry agreements.

     The Company expects to finance its 1998 capital equipment requirements using a combination of cash and equipment leasing. The Company believes that its existing cash resources, combined with cash generated from operations, equipment lease management, and its line of credit will be sufficient to meet the Company's cash requirements through the end of 1998. However, the Company may from time to time seek additional equity or debt financing as a result of the capital intensive nature of the semiconductor industry.

YEAR 2000 COMPLIANCE

     The Company provides mixed-signal integrated circuit solutions for high-speed digital signal telecom and networking applications. The Company's products have no specific date functions or date dependencies and will operate according to published specifications through the Year 2000 date rollover and dates in the 21st century. The Company recognizes the need to complete its assessment of its Year 2000 issues to ensure that its operations will not be adversely impacted by Year 2000 software failures. The Company is in the process of determining whether there exist any material relationships on which the Company's Year 2000 readiness is dependent. The Company has initiated a comprehensive project to prepare its computer systems for the Year 2000.
Company management believes that the likelihood of a material adverse impact due to problems with internal systems or products sold to customers is remote and anticipates that the cost of these projects over the next two years will not have a material effect on the Company's financial position or overall trends in results of operations. The Company is contacting critical suppliers of products and services to determine that the suppliers' operations and the products and services they provide are Year 2000 capable or to monitor their progress toward Year 2000 capability. There can be no assurance that another company's failure to ensure Year 2000 capability would not have an adverse effect on the Company.


SUBSEQUENT EVENTS

     On November 28, 1995, the Company initiated a patent infringement suit against Seeq Technologies, Inc. in United States District Court for the Northern District of California. The suit relates to two Level One patents, No. 5,267,269 and No. 5,249,183, and to certain Seeq products used in Ethernet system products. The suit was settled on September 25, 1998. The terms of the settlement are confidential.

  The following consolidated financial statements of the Company reflect the pooled operations of the Company and its subsidiaries, including Acclaim Communications, Inc., which was acquired by the Company effective as of July 6, 1998, are filed as part of this report:


     Reports of Independent Public Accountants.
     Supplemental Consolidated Balance Sheets as of December 28, 1997 and
        December 29,  1996.
     Supplemental Consolidated Statements of Income for the fiscal years ended
        December 28, 1997, December 29, 1996, and December 30, 1995. Supplemental Consolidated Statement of Shareholders' Equity for the fiscal years of December 28, 1997, December 29, 1996, and December 30, 1995. Supplemental Consolidated Statement of Cash Flows for the fiscal years ended December 28, 1997, December 29, 1996, and December 30, 1995. Supplemental Unaudited Consolidated Balance Sheets as of March 29, 1998,
        June 28, 1998, and December 28, 1997.
     Supplemental Unaudited Consolidated Statements of Income for each of the three months ended March 29, 1998, June 28, 1998, March 30, 1997, and June 29, 1997 and the six months ended June 28, 1998 and June 29, 1997.
     Supplemental Unaudited Consolidated Statement of Cash Flows for the three months ended March 29, 1998 and March 30, 1997, and the six months ended June 28, 1998 and June 29, 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Level One Communications, Incorporated:

We have audited the consolidated balance sheets of Level One Communications, Incorporated (a California corporation) and subsidiaries as of December 28, 1997 and December 29, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 28, 1997 and have issued our unqualified report thereon dated March 13, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financials statements based on our audits.

We have also made similar audits of the accompanying supplemental consolidated balance sheets of Level One Communications, Incorporated and subsidiaries as of December 28, 1997 and December 29, 1996, and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 28, 1997. The supplemental consolidated statements give retroactive effect to the merger with Acclaim Communications, Incorporated on July 6, 1998, which has been accounted for as a pooling of interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We did not audit the 1996 and 1995 financial statements of Acclaim Communications, Incorporated included in the supplemental consolidated financial statements of Level One Communications, Incorporated, which statements reflect total assets, revenues and net loss constituting 3 percent, 0 percent and 39 percent, respectively, in 1996 and 1 percent, 0 percent and 1 percent, respectively, in 1995, of the related supplemental consolidated totals. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Acclaim Communications, Incorporated, is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Level One Communications, Incorporated and its subsidiaries as of December 28, 1997 and December 29, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 1997, after giving retroactive effect to the merger with Acclaim Communications, Incorporated as described in
Note 1, all in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Sacramento, California
September 18, 1998

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Director and Stockholders' of Acclaim Communications, Inc.:


We have audited the balance sheet of Acclaim Communications, Inc. as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for each of the two fiscal years in the period ended December 31, 1996, which are not separately included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Acclaim Communications, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two fiscal years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP


San Jose, California
June 18, 1997

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                 As of December 28, 1997 and December 29, 1996


(in thousands)                                                                                         1997           1996
                                                                                                 -------------   ------------

ASSETS
  Current Assets:
    Cash and cash equivalents                                                                         $ 25,743       $ 23,234
    Short-term investments                                                                             112,560         10,211
    Trade accounts receivable, net of allowance for doubtful accounts
      of $343 and $156 for 1997 and 1996, respectively                                                  30,191         17,671
    Other receivables                                                                                    2,473            608
    Inventories                                                                                         26,699          9,990
    Deferred tax assets, net                                                                             4,050          2,504
    Other current assets                                                                                 2,907          2,423
                                                                                                 -------------  -------------

          Total current assets                                                                         204,623         66,641

   Property and equipment, net                                                                          32,893         24,007

    Long-term investments                                                                               21,559         12,440
    Deferred loan origination costs                                                                      3,296              -
    Foundry deposits                                                                                    14,000          8,000
    Other assets                                                                                         4,108          4,429
                                                                                                 -------------  -------------

          Total assets                                                                                $280,479       $115,517
                                                                                                 =============  =============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities:
    Notes payable                                                                                     $  5,949       $      -
    Current portion of capital lease obligations                                                         1,201          1,129
    Accounts payable                                                                                    22,687          4,992
    Accrued payroll costs                                                                                4,719          2,198
    Income taxes payable                                                                                     -          1,338
    Deferred revenue                                                                                     5,171          3,039
    Other accrued liabilities                                                                            7,940          2,621
                                                                                                 -------------  -------------

          Total current liabilities                                                                     47,667         15,317

    Convertible subordinated notes                                                                     115,000              -
    Capital lease obligations, less current portion                                                      2,175          3,194
    Deferred lease expense                                                                                 300            612
                                                                                                 -------------  -------------

          Total liabilities                                                                            165,142         19,123

  Shareholders' Equity:
    Common Stock, no par value                                                                          96,594         87,330
          Authorized - 236,250 shares
          Outstanding - 33,615 and 32,276 shares
             for 1997 and 1996, respectively
    Unrealized gain on investments                                                                          18             12
     Retained earnings                                                                                  18,725          9,052
                                                                                                 -------------  -------------

          Total shareholders' equity                                                                   115,337         96,394
                                                                                                 -------------  -------------

  Total liabilities and shareholders' equity                                                          $280,479       $115,517
                                                                                                 =============  =============

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                                             LEVEL ONE COMMUNICATIONS, INCORPORATED
                                         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                     For the Fiscal Years Ended December 28, 1997, December 29, 1996, and December 30, 1995



(in thousands, except per share amounts)                              1997                    1996                    1995
                                                             ------------------      ------------------      ------------------
Revenues                                                               $156,500                $111,987                 $78,018
Cost  of revenues                                                        65,582                  48,477                  33,300
                                                             ------------------      ------------------      ------------------

          Gross margin                                                   90,918                  63,510                  44,718

Operating expenses:
   Research and development *                                            35,419                  26,793                  17,963
   Sales and marketing                                                   26,163                  17,136                  11,414
   General and administrative                                            12,098                   7,415                   5,839
                                                             ------------------      ------------------      ------------------
          Total operating expenses                                       73,680                  51,344                  35,216

Operating income                                                         17,238                  12,166                   9,502

Interest income                                                           3,998                   1,884                   2,115
Interest expense                                                         (2,223)                   (352)                   (157)
Other income                                                                110                     729                     113
                                                             ------------------      ------------------      ------------------

Income before provision for income taxes                                 19,123                  14,427                  11,573

Provision for income taxes                                                9,450                   6,374                   1,442

Net income                                                             $  9,673                $  8,053                 $10,131
                                                             ==================      ==================      ==================

Basic earnings per share                                                  $0.29                   $0.26                   $0.35
                                                             ==================      ==================      ==================

Diluted earnings per share                                                $0.27                   $0.24                   $0.33
                                                             ==================      ==================      ==================


  * Includes one time charges for acquisitions of $2,500 and $750 for 1996 and 1995, respectively.

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
       For the Fiscal Years Ended December 28, 1997, December 29, 1996,
                             and December 30, 1995
================================================================================

                                                     Common Stock                                    Retained
                                                 -------------------     Deferred      Unrealized    Earnings
(In thousands)                                    Shares     Amount    Compensation    Gain (Loss)   (Deficit)      Total
                                                 --------   --------   ------------    -----------   ---------    ---------
Balance at December 31, 1994                       28,083   $ 72,442   $         (1)   $         -   $  (9,132)   $  63,309

Conversion of Acclaim shares in conjunction
 with pooling of interest transaction               2,227        720                                                    720

Issuance of common stock under stock option
 and purchase plans                                   492        431                                                    431

Issuance of common stock upon exercise of
 warrants                                               9         19                                                     19

Tax benefit of stock option exercises                          2,418                                                  2,418

Stock issued in connection with acquisitions          305      2,462                                                  2,462

Unrealized gain on available-for-sale
 investments, net of tax                                                                        67                       67

Amortization of deferred compensation expense                                     1                                       1

Net income                                                                                              10,131       10,131

                                                 --------   --------   ------------    -----------   ---------    ---------
Balance at December 30, 1995                       31,116     78,492              -             67         999       79,558

Conversion of Acclaim shares in conjunction
 with pooling of interest transaction                 537      3,380                                                  3,380

Issuance of common stock under stock option
 and purchase plans                                   423      1,243                                                  1,243

Issuance of common stock upon exercise of
 warrants                                               5         10                                                     10

Tax benefit of stock option exercises                          1,205                                                  1,205

Stock issued in connection with acquisitions          195      3,000                                                  3,000

Unrealized loss on available-for-sale
 investments, net of tax                                                                       (55)                     (55)

Net income                                                                                               8,053        8,053

                                                 --------   --------   ------------    -----------   ---------    ---------
Balance at December 29, 1996                       32,276     87,330              -             12       9,052       96,394

Conversion of Acclaim shares in conjunction
 with pooling of interest transaction                  11        597                                                    597

Issuance of common stock under stock option
 and purchase plans                                   894      3,538                                                  3,538

Issuance of common stock upon exercise of
 warrants                                             434          -                                                      -

Tax benefit of stock option exercises                          5,129                                                  5,129

Unrealized gain on available-for-sale
 investments, net of tax                                                                         6                        6

Net income                                                                                               9,673        9,673
                                                 --------   --------   ------------    -----------   ---------    ---------
Balance at December 28, 1997                       33,615   $ 96,594   $          -    $        18   $  18,725    $ 115,337
                                                 ========   ========   ============    ===========   =========    =========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
       For the Fiscal Years Ended December 28, 1997, December 29, 1996,
                             and December 30, 1995

(In thousands)                                                                         1997           1996           1995
                                                                                    ---------------------------------------

Cash flows from operating activities:
   Net income                                                                       $   9,673       $  8,053       $ 10,131
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                                 10,282          7,556          5,222
         Purchased research and development                                                 -          2,500            750
    Changes in assets and liabilities, net of effect of acquisition:
         Trade receivables                                                            (12,517)        (3,259)        (8,832)
         Other receivables                                                             (1,865)           370           (189)
         Inventories                                                                  (16,709)         5,782         (9,268)
         Deferred income tax benefit                                                   (1,546)         1,785           (977)
         Other current assets                                                            (466)           236         (1,184)
         Accounts payable and accrued liabilities                                      30,863         (3,510)        11,604
         Deferred revenue                                                                 506          2,175              -
         Deferred lease expense                                                          (312)          (133)            97
                                                                                    ----------      ---------    ----------

               Net cash provided by operating activities                               17,909         21,555          7,354
                                                                                    ----------      ---------    ----------

Cash flows from investing activities:
   Purchase of short-term investments                                                (155,195)       (12,754)        (8,042)
   Proceeds from sales and maturities of short-term investments                        52,852         10,711         31,027
   Purchase of long-term investments                                                  (42,900)       (11,780)        (3,681)
   Proceeds from sales and maturities of long-term investments                         33,781          4,035          2,200
   Purchase of property and equipment                                                 (18,029)       (10,142)       (10,166)
   Payments (receipts) for related party notes receivable                                   -          1,225         (1,225)
   Payments for foundry deposits and other assets                                      (5,998)        (6,136)        (4,081)
                                                                                    ----------      ---------    ----------

              Net cash provided by (used in) investing activities                    (135,489)       (24,841)         6,032
                                                                                    ----------      ---------    ----------

Cash flows from financing activities:
   Proceeds from issuance of notes                                                      5,948              -              -
   Net principal payments under capital lease obligations                                (947)          (550)          (569)
   Proceeds from issuance of convertible subordinated notes,
      net of origination costs                                                        111,539              -              -
   Proceeds from issuance of stock, net of
      repurchases and costs of issuance                                                 3,549          4,566            427
                                                                                    ----------      ---------    ----------

              Net cash provided by (used in) financing activities                     120,089          4,016           (142)
                                                                                    ----------      ---------    ----------

Net increase in cash and cash equivalents                                               2,509            730         13,244
Cash and cash equivalents at beginning of year                                         23,234         22,504          9,260
                                                                                    ----------      ---------    ----------

Cash and cash equivalents at end of year                                            $  25,743       $ 23,234       $ 22,504
                                                                                    =========       =========      =========

Supplementary disclosure of cash and noncash transactions
   Non-cash investing and financing activities:
         Issuance of common stock in exchange for marketable securities             $       -       $    750       $      -
         Issuance of warrants                                                             586              -              -
         Equipment purchased under capital leases                                           -            726          4,770
         Tax benefit related to stock options                                           5,129          1,205          2,418
         Unrealized gain (loss) on available-for-sale securities, net of tax                6            (55)           134
         Cash payments for:
              Interest                                                                    616            351            142
              Income taxes                                                              3,861          2,564          1,268

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED


            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

   Level One Communications, Incorporated (the "Company") was incorporated in California on November 26, 1985.

   The Company designs, develops and markets application specific standard product ("ASSP") integrated circuits and custom derivatives for high-speed digital signal transmission and networking connectivity to systems that transport information within an office or around the world. Such systems connect to local area networks ("LANs"), wide area networks ("WANs") and public telephone transmission networks. LANs, WANs, and telephone transmission networks make possible such activities as the use of intra-enterprise networking ("intranets") and the use of the Internet and World Wide Web.

   On July 6, 1998, the Company completed a business combination with Acclaim Communications Inc. ("Acclaim") which is a provider of Fast Ethernet and Gigabit Ethernet switches and integrated Multi-Service access products. The combination was a stock for stock merger that was accounted for as a "pooling-of-interests." In connection with the merger, the Company issued 3,961,374 shares of common stock, and assumed 780,278 stock options and 256,485 warrants in exchange for all the outstanding stock, options and warrants of Acclaim.

   The accompanying supplemental consolidated financial statements have been restated to include the accounts of Acclaim as if the companies had combined at the beginning of the first period presented.

   There were no significant transactions between the Company and Acclaim prior to the combination and no adjustments were necessary to conform Acclaim's accounting policies. The results of operations for the separate companies and the combined amounts presented in the supplemental consolidated statements of income are as follows:

(in thousands)                                 1997                     1996                     1995
                                      ------------------       ------------------       ------------------
Revenue
  The Company                                   $156,262                 $111,987                  $78,018
  Acclaim                                            238                        -                        -
                                      ------------------       ------------------       ------------------
                                                $156,500                 $111,987                  $78,018
                                      ==================       ==================       ==================

Net Income (Loss)
  The Company                                   $ 19,191                 $ 11,213                  $10,258
  Acclaim                                         (9,518)                  (3,160)                    (127)
                                      ------------------       ------------------       ------------------
                                                $  9,673                 $  8,053                  $10,131
                                      ==================       ==================       ==================

NOTE 2.    RISK FACTORS

   The semiconductor industry is characterized by rapid technological change, intense competitive pressure and cyclical market patterns. The Company's results of operations are affected by a wide variety of factors, including general economic conditions, semiconductor industry environment, changes in average selling prices, the timing of new product introductions (by the Company and its customers), use of new technologies, the ability to safeguard patents and intellectual property, and rapid change of demand for products. The level of net revenues in any specific quarter can also be affected by the level of orders placed during that quarter. The Company attempts to respond to changes in market conditions as soon as possible; however, the rapidity of their onset may make prediction of and reaction to such events difficult. Due to the foregoing and other factors, past results, such as those described in this report, may not be predictive of future performance.


   The Company does not manufacture the wafers used for its products. The Company's wafers are manufactured by foundries located in the United States, Europe and Asia. The Company depends upon these suppliers to produce wafers at acceptable yields and to deliver them in a timely manner at competitive prices. The Company may sustain an adverse impact on operating results from problems with the cost, timeliness, yield and quality of wafer deliveries from suppliers. From time to time, the available industry-wide foundry capacity can fluctuate significantly. During periods of constrained supply, the Company may experience difficulty in securing an adequate supply of wafers, and/or its suppliers may increase wafer prices. The Company's operating results depend in substantial part on its ability to maintain or increase the capacity available from its existing or new foundries. In prior years, the Company has experienced increased costs and delays in customer shipments as a result of a foundry reducing shipments to the Company without prior notice, requiring the Company to transfer products to a new foundry. Although the Company believes that it has planned to meet customer demand, there can be no assurances that unforeseen demand, current supplier interruptions or other changes will not have a material impact on the Company's business.


   The Company is also dependent upon third-party assembly companies that package or test the Company's devices. The Company depends upon these suppliers to produce in a timely manner and at competitive prices. The Company may sustain an adverse financial impact from problems with the cost, timeliness, yield and quality of product deliveries from these suppliers.


   The Company relies upon patent, trademark, trade secret and copyright law to protect its intellectual property. There can be no assurance that such intellectual property rights can be successfully asserted or will not be invalidated, circumvented or challenged. Litigation, regardless of its outcome, could result in substantial cost and diversion of resources for the Company. Any infringement claim or other litigation against or by the Company could have a material effect on the Company's financial condition and results of operations. In November 1995, the Company commenced infringement litigation against a competitor. There are no other material pending legal proceedings, other than routine litigation incidental to the Company's business, to which the Company is a party or of which any of its property is subject.

Note 3.  Summary of Significant Accounting Policies

   Basis of Presentation. The Company prepares financial statements on a 52-53 week year. During the 3/rd/ Quarter of Fiscal 1996, the Company changed its fiscal year end from the last Saturday nearest to the calendar year end to the last Sunday nearest the calendar year end.

   The supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   All share and per share numbers in this Report reflect the effect of a 3-for-2 stock split effected on March 30, 1998.


   Cash and Cash Equivalents. For purposes of the supplemental consolidated balance sheets and statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash deposited with financial institutions and securities investment companies.


   Investments. The Company accounts for investments pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires that investments be classified into one of three categories: held-to-maturity, available-for-sale, or trading. It requires that investments classified as held-to-maturity be reported at amortized cost, that investments classified as available-for-sale be reported at fair value with unrealized gains and losses, net of related tax, reported as a separate component of shareholders' equity, and that investments classified as trading be reported at fair value with unrealized gains and losses included in earnings. As of December 28, 1997 and December 29, 1996, all of the Company's investments are classified as available-for-sale and are carried at fair value. As of December 28, 1997, and December 29, 1996, the Company's stockholders' equity reflected an unrealized gain, net of applicable taxes, of $18,000 and $12,000, respectively.

       The amortized cost and market values of the Company's available-for-sale investments as of December 28, 1997 and December 29, 1996, were as follows:


December 28, 1997                                                   Gross                    Gross
(in thousands)                              Amortized             Unrealized              Unrealized                 Market
                                               Cost                 Gains                   Losses                   Value
                                         -----------------    --------------------    ---------------------    -----------------

Municipal bonds                                   $ 11,528                     $24                      $ -             $ 11,552
Corporate debt and equity securities               122,561                      36                       30              122,567
                                         -----------------    --------------------    ---------------------    -----------------
                                                  $134,089                     $60                      $30             $134,119
                                         =================    ====================    =====================    =================

December 29, 1996                                                   Gross                    Gross
(in thousands)                              Amortized             Unrealized              Unrealized                 Market
                                               Cost                 Gains                   Losses                   Value
                                         -----------------    --------------------    ---------------------    -----------------

Municipal bonds                                   $ 20,531                     $29                      $ 3             $ 20,557
Corporate debt and equity securities                 2,100                       -                        6                2,094
                                         -----------------    --------------------    ---------------------    -----------------
                                                  $ 22,631                     $29                      $ 9             $ 22,651
                                         =================    ====================    =====================    =================


   The amortized cost and market values of the Company's available-for-sale investments, by maturity, at December 28, 1997, was as follows:

                                                                  December 28, 1997
                                                     -----------------------------------------
(in thousands)                                          Amortized Cost         Market Value

Due in one year or less                                        $112,536               $112,560
Due after one year through five years                            21,553                 21,559
                                                     -----------------------------------------
                                                               $134,089               $134,119
                                                     =========================================


   Proceeds from the sale of available-for-sale investments during fiscal 1997 and 1996 were $86.6 million and $14.7 million, respectively. The cost basis used in determining realized gains and losses is specific identification. During 1997, gross gains of $20,000 with no losses were realized, and gross gains of $1,000 and gross losses of $32,000 were realized in 1996.


   Financial Instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
For cash and cash equivalents, accounts receivable, trade accounts payable, notes payable and convertible subordinated notes, the carrying value is a reasonable estimate of fair value. For investments, fair values are based on quoted market prices or dealer quotes.

       Inventories. Inventories are stated at the lower of cost (first in, first out method) or market and include materials, labor and manufacturing overhead costs. Inventories as of December 28, 1997 and December 29, 1996 consisted of:

     (in thousands)                               1997                 1996
                                          -----------------    -----------------
     Raw materials                                  $ 9,133               $   32
     Work-in-process                                 13,412                7,948
     Finished goods                                   4,154                2,010
                                          -----------------    -----------------
          Total inventories                         $26,699               $9,990
                                          =================    =================

   Property and Equipment. Property and equipment are recorded at cost. Depreciation is provided on a straight-line basis over the following estimated useful lives:

   Machinery and equipment       3-5  years
   Furniture and fixtures        3-5  years
   Leasehold improvements       3-10  years


   Property and equipment, net, is comprised of the following:

     (in thousands)                                 1997                     1996
                                            ----------------       --------------------
     Machinery and equipment                        $ 37,067                   $ 25,529
     Furniture and fixtures                           18,632                     12,061
     Leasehold improvements                            3,407                      3,485
                                            ----------------       --------------------
                                                      59,106                     41,075
     Less-Accumulated depreciation                   (26,213)                   (17,068)
                                            ----------------       --------------------
                                                    $ 32,893                   $ 24,007
                                            ================       ====================


   Deferred Lease Expense. Lease payments for certain equipment are recognized as expense on a straight-line basis over the term of the lease.


   Patent Costs. Patent costs include direct costs of obtaining the patents. Upon patent approval, patent costs are amortized over the estimated useful life of the patent using the straight-line method.


   Revenue Recognition. Product sales are generally recognized upon shipment of product. However, the Company defers recognition of revenues and gross margin from sales to stocking distributors until such distributors resell the related
products to their customers.   The Company has deferred recognition of gross
margin amounting to $2,490,000, $864,000, and $1,300,000 as of December 28,
1997, December 29, 1996, and December 30, 1995, respectively. During 1997 and 1995 no single customer accounted for more than 10% of revenues. In 1996, sales to Hewlett-Packard were 11.2% of total sales.

   Export sales as a percentage of revenues were 35%, 39%, and 33% for 1997, 1996, and 1995, respectively.

   The Company from time to time enters into development and license agreements with certain customers related to customer-specific applications. Related costs are expensed as incurred and are included in research and development expenses, while revenue for non-recurring engineering contracts is deferred until contract milestones are met. During 1997, 1996, and 1995, the Company recognized revenues of $56,000, $398,000, and $289,000, respectively, in accordance with the contract milestones in the Company's agreements.

   In 1996, the Company entered into a four year development and license agreement with a company to develop certain technologies and receive license, development and royalty fees through the term of the agreement. As of December 31, 1997, the Company has received payments totaling $2,675,000 under this development and license agreement. The agreement called for certain performance milestones which have not been met as of December 28, 1997. Disputes among the parties have arisen as to who is responsible for not meeting the required milestones. Development on this project has ceased. The agreement includes certain provisions which could require refunding of all proceeds received to date. The parties are negotiating a settlement of these matters. No revenue is being recognized under this agreement until such time as the dispute is resolved. This matter was settled on September 9, 1998 with a payment of $750,000 by the company and a mutual release.

   The Company earns royalty income under certain contracts and recognizes that income in the period that income is earned.

Revenues are comprised of the following:


(in thousands)                                           1997                  1996                  1996
                                                 ------------------    ------------------    ------------------

Product sales                                              $155,457              $111,392               $77,417
Royalties, licenses and non-recurring
   engineering revenue                                        1,043                   595                   601
                                                 ------------------    ------------------    ------------------
    Total revenues                                         $156,500              $111,987               $78,018
                                                 ==================    ==================    ==================


   Income Taxes. The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.


     Stock Based Compensation.   As of December 31, 1995, the Company adopted
Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 defines a fair-value-based method of accounting for stock-based compensation. As permitted by SFAS 123, the Company has not changed its method of accounting for stock options but has provided the additional required disclosures. The Company recognized no compensation expense related to stock options in 1997.

     Earnings Per Share. In February 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The statement is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement for all periods presented.


   Financial Statement Presentation. Certain prior year amounts in the supplemental consolidated financial statements have been reclassified to conform to the fiscal 1997 presentation.


NOTE 4.    SHORT-TERM BORROWINGS

   The Company has a $10 million revolving line of credit with a bank. The Company compensates the bank for credit facilities by paying annual administrative fees. The balance of the Company's short-term borrowings against this line as of December 28, 1997, and December 29, 1996, was zero.

Notes Payable consist of:


(in thousands)
Note payable to bank with interest at prime plus 1% (9.5% at
December 31, 1997) due July 31, 1998.  This note is personally guaranteed by the Chairman of the Board of Directors of Acclaim.  In
connection with this guarantee, 100,000 warrants to purchase Acclaim
Series C preferred stock at $3.00 per share were issued.  These warrants were converted into Company warrants in the
business combination.                                                                       $2,000

Notes payable primarily to common and preferred shareholders with interest at 7%, due on demand, and unsecured.  In connection with these loans, 231,150 warrants to purchase Acclaim Series C preferred stock at $3.00 per share were issued. These warrants were
converted into Company warrants in the business combination.                                 3,949
                                                                                   ---------------

Total                                                                                       $5,949
                                                                                   ===============


NOTE 5.    LONG-TERM DEBT

   The Company sold $115 million of 4% convertible subordinated notes during 1997. The notes will mature on September 1, 2004. Unless previously redeemed or repurchased, the notes are convertible, at any time, through the close of business on the final maturity date of the notes, into common stock of the Company, at a conversion price of $26.67 per share. Interest on the notes is payable semi-annually, commencing March 1, 1998. Total interest accrued on the convertible subordinated notes at December 28, 1997 was approximately $1,550,000.

   After September 2000, the notes are redeemable at the option of the Company, in whole or in part. The notes may be redeemed for either cash or common stock at a repurchase price of 105% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to the repurchase date.

   The notes are unsecured obligations of the Company and are subordinated to all existing and future senior indebtedness of the Company. The indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company.


NOTE 6.    LEASES

   The Company conducts its operations using leased facilities and equipment under both capital and operating leases. Minimum future lease payments as of December 28, 1997, are as follows:


                                                                                   Operating
(in thousands)                                          Capital Leases               Leases
                                                  -----------------------      -------------------

Year Ending
    1998                                          $                 1,415      $            13,453
    1999                                                            1,252                   14,059
    2000                                                              974                   12,070
    2001                                                               74                    9,049
    2002                                                                -                    7,212
     Thereafter                                                         -                   29,852
                                                  -----------------------      -------------------
                                                  $                 3,715      $            85,695
                                                                               ===================
Less-Interest portion (7.38% to 12%)                                 (339)
                                                  -----------------------
Capital lease obligations                                           3,376
Less-Current portion                                               (1,201)
                                                  -----------------------
   Long-term portion                              $                 2,175
                                                  =======================


   Rent expense for operating leases was approximately $9.0 million, $7.4 million, and $3.5 million for the years ended December 28, 1997, December 29, 1996, and December 30, 1995, respectively.

NOTE 7.      INCOME TAXES

   The provision for income taxes consists of:

(in thousands)                                             1997                   1996                   1995
                                                  ------------------     -------------------    ------------------
Current income taxes:
  State                                                      $ 1,098                  $  282               $ 1,333
  Federal                                                      9,603                   4,309                 2,580
Deferred income taxes:
  State                                                          245                     694                  (676)
  Federal                                                     (1,496)                  1,089                (1,795)
                                                  ------------------     -------------------    ------------------
      Provision for income taxes                             $ 9,450                  $6,374               $ 1,442
                                                  ==================     ===================    ==================


   The tax benefits associated with non-qualified stock options reduced taxes currently payable by $5,129,000, $1,205,000, and $2,418,000 in 1997, 1996, and
1995, respectively.  Such benefits were recorded as an increase to common stock.

   Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse.

   The significant components of the Company's deferred tax assets and liabilities as of December 28, 1997, and December 29, 1996, are as follows:

(in thousands)                                                     1997                     1996
                                                          -------------------     --------------------
Deferred tax assets:
  Inventory reserves                                          $         1,893          $           397
  Deferred income                                                       1,822                    1,244
  Allowance for doubtful accounts                                         134                       93
  Deferred lease expense                                                  151                      265
  Inventory Unicap adjustment                                             796                      345
  Accrued vacation                                                        484                      273
  AMT credit carryforwards                                                365                      365
  Research and development credit carryforwards                           872                      537
  Net operating loss carryforwards                                      3,738                       46
  Other                                                                    (4)                     346
                                                          -------------------     --------------------
     Total deferred tax assets                                         10,251                    3,911

Deferred tax liabilities:
  Accelerated depreciation                                               (356)                    (393)
  Unrealized loss on Section 475 securities                              (681)                       -
                                                          -------------------     --------------------
     Total deferred tax liabilities                                    (1,037)                    (393)

Valuation allowance                                                    (5,164)                  (1,014)
                                                          -------------------     --------------------
Deferred tax assets, net                                      $         4,050          $         2,504
                                                          ===================     ====================

   The reconciliation of the federal statutory tax rate to the effective tax rate is as follows:


                                                         1997                1996                 1995
                                                  ---------------     ---------------     ----------------
Statutory federal tax rate                                   35.0%               34.0%                34.0%
Valuation allowance                                          16.0                 6.4                    -
Reversal of valuation allowance                                 -                   -                (21.0)
Foreign taxes & foreign sales corporation                    (2.6)               (4.7)                (3.0)
State taxes                                                   4.9                 3.3                  5.7
Non-deductible acquisition costs                              0.6                 5.5                  2.2
Research and development credits                             (3.7)                  -                    -
Other                                                        (1.2)               (0.5)                (5.9)
                                                  ---------------     ---------------     ----------------
Effective income tax rate                                    49.0%               44.0%                12.0%
                                                  ===============     ===============     ================



NOTE 8.    SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

     In July 1997, the Board of Directors authorized a 3 for 2 stock split, which was effective on August 26, 1997. The stock split was declared on July 7,
1997, to shareholders of record on August 5, 1997.   All common stock amounts
and per share amounts have been retroactively adjusted to reflect the stock split.

   On February 23, 1998, the Board of Directors authorized a 3 for 2 stock split effective on March 30, 1998 to shareholders of record on March 9, 1998. All common stock amounts and per share amounts have been adjusted retroactively to reflect the stock split.

     The Company adopted Statement on Financial Accounting Standards No. 128, "Earnings per Share," effective December 15, 1997. As a result, the Company's earnings per share for all prior periods have been restated. The following table reconciles the numerator and denominator of the basic and diluted earnings per share computations.

                                                                                                           Per Share
(in thousands, except per share amounts)                       Income                 Shares                 Amount
                                                        -------------------    -------------------    --------------------
YEAR ENDING:
Net income:
     1997                                                      $ 9,673
     1996                                                        8,053
     1995                                                       10,131

BASIC EPS: income available to
  common shareholders
     1997                                                      $ 9,673                 33,117                   $0.29
     1996                                                        8,053                 31,538                    0.26
     1995                                                       10,131                 29,159                    0.35

  Options and warrants:
     1997                                                                               2,485
     1996                                                                               1,804
     1995                                                                               1,389

DILUTED EPS: income available to common
  stockholders plus assumed conversions
     1997                                                      $ 9,673                 35,602                   $0.27
     1996                                                        8,053                 33,342                    0.24
     1995                                                       10,131                 30,548                    0.33



   No conversion is assumed for the convertible subordinated notes issued in 1997 because it would have an anti-dilutive effect on earnings per share. Options to purchase approximately 92,000, 147,000, and 192,000 shares of common stock in 1997, 1996, and 1995, respectively, were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares, making the shares anti-dilutive.


NOTE 9.    STOCK OPTION AND PURCHASE PLANS AND EMPLOYEE BENEFIT PLAN

   Stock-based Compensation Plans. The Company has four stock option plans: the 1985 Stock Option Plan (the "1985 Plan"), the 1993 Stock Option Plan (the "1993 Plan"), the San Francisco Telecom Stock Option Plan (the "SFT Plan"), the Acclaim Communications 1996 Stock Incentive Plan (the "ACCL Plan") and an employee stock purchase plan (the "ESPP"). No further options may be granted under the 1985 Plan, the SFT Plan, or the ACCL Plan and 1,257,698 options previously granted under these plans remain outstanding. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans.

     Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income and net income per common share would have been reduced to the following pro forma amounts:

(in thousands, except share data)               1997                 1996                1995
                                        -----------------    -----------------    ----------------

Net Income
            As reported                        $    9,673           $    8,053         $    10,131
            Pro forma                               5,670                6,138               9,422
Earnings per share, as reported
            Basic                                    0.29                 0.26                0.35
            Diluted                                  0.27                 0.24                0.33
Pro-forma earnings per share
            Basic                                    0.17                 0.19                0.32
            Diluted                                  0.17                 0.19                0.32


     The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996, and 1995. In calculating compensation cost: risk-free interest rates of 6.12, 6.15, and 5.90 percent, and expected stock price volatility of 70%, an expected life of six years and no dividend payments for 1997, 1996, and 1995, respectively.

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, and due to the nature and timing of option grants, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The Company has authorized the issuance of up to 1,012,500 shares of stock to its full-time employees under the ESPP. The Company has sold 67,487 shares and 49,808 shares as of December 28, 1997 and December 29, 1996, respectively, and has sold a total of 168,650 shares through December 28, 1997. The Company sells shares at 85% of the stock's market price, which is either the market price at the beginning or at the end of offering period, whichever is lower.

     The Company may grant options for up to 6,862,500 shares under the 1993 Plan. The Company had 1,076,081 shares available for grant at December 28, 1997. Under the 1993 Option Plan, the option exercise price equals the market price on date of grant.

     All options previously granted in fiscal 1997 and 1996 under the ACCL Plan have been converted into options of the Company's common stock. Each Acclaim option was converted into .362859 of the Company's options at exercise prices of $0.69 to $1.38. There were approximately 740,000 shares outstanding and 163,000 exercisable at December 28, 1997. All options were granted at a price equal to the fair value of Acclaim stock at the grant date.

     The following table presents the aggregate options granted, forfeited, and exercised under the 1985 Plan, 1993 Plan, SFT Plan, and the ACCL Plan for the years ended December 28, 1997, December 29, 1996, and December 30, 1995, at their respective weighted average exercise prices.

                                                  1997                          1996                             1995
                               ---------------------------------------------------------------------------------------------------
(shares in thousands)               Shares          Wtd. Avg.            Shares       Wtd. Avg.           Shares         Wtd. Avg.
                                                   Exer. Price                       Exer. Price                       Exer. Price
                               ------------        -----------      ------------     ------------       ----------    -------------

Outstanding, beginning of year        4,836             $ 6.05             3,342            $5.06            2,454        $2.29
Granted
     Price = Fair Value               2,552              15.31             1,624             9.56            1,542         7.99
     Price less than Fair Value         295               1.38               566             0.88               57         0.30
Exercised                              (704)              3.70              (391)            2.47             (489)        0.62
Canceled                               (418)              7.10              (305)            8.96             (222)        3.33
                               ------------                         ------------                        ----------     --------
Outstanding, end of year              6,561             $ 9.63             4,836            $6.05            3,342        $5.06
                               ============       ============      ============      ===========       ==========     ========

Exercisable, end of year              1,948                                1,650                               826
                               ============                         ============                        ==========


     The following table summarizes information about options outstanding under the 1985, Plan, 1993 Plan, SFT Plan, and ACCL Plan at December 28, 1997.


(in thousands)                    Options                                                                    Options
                                Outstanding                                                                Exercisable
                           ------------------------------------------------------     ---------------------------------------------
 Range of Exercise           Shares             Wtd. Avg.           Wtd. Avg.                Shares                   Wtd. Avg.
      Prices              Outstanding as        Remaining        Exercise Price         Exercisable as of          Exercise Price
                           of 12/31/97      Contractual Life                                  12/31/97
-----------------------------------------------------------------------------------------------------------------------------------
$  0.17       $ 7.17             1,703                7.22                   $ 2.09                  1,397                 $ 1.34

  7.33         9.78             1,716                7.70                     7.94                    395                    8.02
  10.00        13.22             1,651                8.74                    10.95                    144                  10.87
  13.33        27.17             1,491                9.67                    18.70                     12                  15.74
---------------------        ---------           ---------                ---------              ---------               --------
$  0.17        $27.17            6,561                8.29                   $ 9.63                  1,948                 $ 3.49
=====================       ==========           =========                =========              =========               ========


     Options for all plans are exercisable in installments at intervals determined by the Board of Directors, not to exceed ten years and one day.


   401(k) Tax Deferred Savings Plan. The Company has a 401(k) Tax Deferred Savings Plan (the "401(k) Plan") under which eligible employees may elect to have a portion of their salary deferred and contributed to their accounts under the 401(k) Plan. Under the 401(k) Plan, the Company will contribute at least 1% (and up to a maximum of 3%) of an eligible employee's annual gross salary to the employee's account under the 401(k) Plan. For the fiscal years ended December 28, 1997, December 29, 1996, and December 30, 1995, the Company contributed $490,000, $420,000, and $315,000, respectively, to the 401(k) Plan.

NOTE 10.  INCENTIVE PLANS

   The Company has reserved 202,500 shares of Common Stock for issuance to employees pursuant to a stock bonus plan to be agreed upon by the Board of Directors. As of December 28, 1997, no shares had been issued.

   Beginning in January 1994, the Company implemented an incentive compensation plan. The Company's incentive compensation plan provides for incentive compensation for substantially all employees of the Company based upon the achievement of specified operating and performance results. Incentive compensation totaled $3,739,000, $1,791,000, and $833,000 for 1997, 1996 and
1995, respectively.


NOTE 11.  STOCK WARRANTS

   The Company has issued warrants to independent sales representatives to purchase up to 95,625 shares of its Common Stock with exercise prices ranging from $1.03 to $9.33 per share. As of December 28, 1997, an aggregate of 45,155 shares have been issued upon exercise of warrants.

   In connection with securing a loan from investors in 1992, the Company issued warrants to purchase 456,179 shares of Common Stock with an exercise price of $0.67 per share. The warrants were exercised January 16, 1997, for 433,697 shares, and the balance was surrendered, on a net appreciation basis, in an amount equal to the exercise price.

   In connection with the issuance of notes in 1996, warrants were granted by Acclaim to purchase 27,000 shares of Series B convertible preferred stock at $5.00 per share. The warrants became exercisable upon the closing of the Series B convertible preferred stock financing during 1996 and expire in ten years.
The fair value of such warrants, aggregating approximately $66,600, was recorded as additional interest expense during 1996. These warrants have been converted into warrants to purchase 21,936 shares of the Company's common stock at $6.16 per share.

   In connection with the issuance of notes in 1997, warrants were granted by Acclaim to purchase 331,150 shares of Series C convertible preferred stock at $3.00 per share. The warrants became exercisable upon the closing of the Series C convertible preferred stock financing during 1998 and expire in ten years.
The fair value of such warrants, approximately $586,000, was recorded as additional paid in capital. The related issuance cost of $585,000 was recorded in other assets and is being amortized to interest expense over the life of the recorded debt. Interest expense includes amortization of these issuance costs totaling $331,000. These warrants have subsequently been converted into warrants to purchase 234,549 shares of the Company's common stock at $6.16 per share.


NOTE 12.  PREFERRED STOCK

   No shares of Preferred Stock are currently outstanding. The Company's Board of Directors is authorized to issue up to 10,000,000 shares of Preferred Stock.

NOTE 13.  RELATED PARTY TRANSACTIONS

   During 1997, 1996 and 1995, the Company paid consulting and/or directors' fees of approximately $117,000, $129,600, and $130,000 respectively, to three members of the Board of Directors.

   During the third quarter of 1996, in connection with a third-party financing for Maker Communications, Inc. ("Maker"), the Company sold a portion of its minority interest in Maker for an aggregate of approximately $675,000 in cash. This sale was accounted as a one-time gain recorded as "Other Income" in the accompanying Supplemental Consolidated Statements of Income. The Company continues to hold a minority interest in Maker and license certain Maker technology. Other contractual rights and obligations, including the Company's obligation to provide certain loan financing to Maker, were terminated in the transaction. Following the transaction, Maker repaid the Company approximately $2.9 million, the total balance under an outstanding note.


NOTE 14.  BUSINESS AND TECHNOLOGY ACQUISITIONS

   During December 1996, the Company acquired Silicon Design Experts, Inc. ("SDE"). In connection with the transaction, the Company issued an aggregate of 195,143 shares of its common stock valued at $3,000,000 to SDE's shareholders, and agreed to issue additional shares of Common Stock in the future to SDE's shareholders and employees, with the amount to be contingent upon the extent of sales of products developed by SDE and Level One's stock price. The total purchase price of $3,000,000 was allocated as follows: $500,000 to goodwill, and $2,500,000 for purchased research and development. The purchased research and development of $2,500,000 was expensed. The transaction was accounted for under the purchase method of accounting. Accordingly, SDE's operating results after the date of acquisition are included in the Supplemental Consolidated Statements of Income.

   On June 6, 1995, the Company acquired San Francisco Telecom, Inc. ("SFT"). SFT operates as a wholly-owned subsidiary of the Company. In connection with the transaction, the Company issued an aggregate 304,560 shares of its common stock to SFT's shareholders, assumed existing SFT stock options, which will be exercisable for a total of 56,139 shares of Common Stock, and agreed to issue additional shares of Common Stock in the future to SFT's shareholders and employees, with the amount to be contingent upon the extent of sales of products developed by SFT. The transaction was accounted for under the purchase method of accounting. Accordingly, SFT's operating results after the date of the acquisition are included in the Supplemental Consolidated Statements of Income.


NOTE 15.  FOUNDRY COMMITMENTS

  The Company's current wafer requirements are supplied primarily by six foundries. During 1995, the Company entered into five-year agreements with three of its suppliers for committed foundry capacity in consideration of equipment financing or cash deposits. At December 28, 1997, the Company had provided an aggregate of $20.6 million in capital equipment financing and/or cash deposits to these foundries to obtain committed foundry capacity. During the first quarter of 1998, the Company paid an aggregate $1.3 million in additional deposits as required by its agreements. There are no additional deposits due under the Company's existing foundry agreements.



Note 16.  Subsequent Events

     On November 28, 1995, the Company initiated a patent infringement suit against Seeq Technologies, Inc. in United States District Court for the Northern District of California. The suit relates to two Level One patents, No. 5,267,269 and No. 5,249,183, and to certain Seeq products used in Ethernet system products. The suit was settled on September 25, 1998. The terms of the settlement are confidential.

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
              SUPPLEMENTAL UNAUDITED CONSOLIDATED BALANCE SHEETS
          As of March 29, 1998, June 28, 1998, and December 28, 1997

(in thousands)                                                 March 29, 1998      June 28, 1998      December 28, 1997
                                                            -------------------  -----------------  -------------------

ASSETS
Current Assets:
    Cash and cash equivalents                                    $     20,999       $     16,773           $     25,743
    Short-term investments                                            103,164            103,017                112,560
    Trade accounts receivable, net of allowance for doubtful           32,650             36,042                 30,191
      accounts of $493, $493, and $343 for March 29, 1998,
      June 28, 1998, and December 28,1997, respectively
    Other receivables                                                   1,084              4,778                  2,473
    Inventories                                                        29,233             24,409                 26,699
    Deferred tax assets, net                                                -              3,035                  4,050
    Other current assets                                                6,961              2,851                  2,907
                                                                 -------------       ------------           ------------

          Total current assets                                        194,091            190,905                204,623

   Property and equipment, net                                         35,953             39,618                 32,893

    Long-term investments                                              38,186             49,383                 21,559
    Foundry deposits                                                   16,781             16,781                 14,000
    Other assets                                                        5,573              5,144                  7,404
                                                                 -------------       ------------           ------------
          Total assets                                           $    290,584       $    301,831           $    280,479
                                                                 =============      =============          =============

  Current Liabilities:
    Current portion of capital lease obligations                 $      1,205       $      1,209           $      1,201
    Accounts payable                                                   22,334             22,838                 22,687
    Accrued payroll costs                                               3,979              6,842                  4,719
    Deferred revenue                                                    2,758              6,076                  5,171
    Other accrued liabilities                                          21,629             18,902                 13,889
                                                                 -------------       ------------           ------------
          Total current liabilities                                    51,905             58,367                 47,667

    Convertible subordinated notes                                    115,000            115,000                115,000
    Capital lease obligations, less current portion                     1,903              1,625                  2,175
    Deferred lease expense                                                258                218                    300
                                                                 -------------       ------------           ------------
          Total liabilities                                           169,066            172,711                165,142

  Shareholders' Equity:
    Common Stock, no par value                                         97,927            102,122                 96,594
          Authorized - 236,250 shares
          Outstanding - 33,916,  33,919, and 33,615 shares
             for March 29, 1998, June 28, 1998,
             and December 28, 1997, respectively
     Unrealized gain on investments                                        19                  4                     18
     Retained earnings                                                 23,571             26,995                 18,725
                                                                 -------------       ------------           ------------
          Total shareholders' equity                                  121,517            129,121                115,337
                                                                 -------------       ------------           ------------
  Total liabilities and shareholders' equity                     $    290,584       $    301,831           $    280,479
                                                                 =============      ============           ============


 The accompanying notes are an integral part of those supplements unaudited consolidated financial statements

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
           SUPPLEMENTAL UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
       March 29, 1998, June 28, 1998, March 30, 1997, and June 29, 1997


                                               Three Months Ended                                         Six Months Ended
(in thousands,      ------------------------------------------------------------------------      --------------------------------
 except per         March 29, 1998     March 30, 1997      June 28, 1998       June 29, 1997      June 28, 1998      June 29, 1997
 share amounts)     ---------------    --------------      --------------      -------------      --------------     -------------
Revenues                      $56,630            $30,138            $60,496           $32,708           $117,126         $62,846

Cost of revenues               23,575             12,900             25,968            14,146             49,543          27,046
                              -------       ------------      -------------      ------------       ------------    ------------
  Gross margin                 33,055             17,238             34,528            18,562             67,583          35,800



Operating Expenses:
Research & development         11,646              7,381             11,786             7,898             23,432          15,279

Sales & marketing               9,251              4,539              9,264             5,138             18,515           9,677

General & administrative        4,053              2,038              7,295             2,597             11,348           4,635
                              -------       ------------      -------------      ------------       ------------    ------------
Total operating expenses       24,950             13,958             28,345            15,633             53,295          29,591



Operating income                8,105              3,280              6,183             2,929             14,288           6,209


Interest income                 2,124                391              2,486               492              4,236             883

Interest expense               (1,705)                 -             (1,788)                -             (3,115)              -

Other income                       23                  -                112                 -                132               -
                              -------       ------------      -------------      ------------       ------------    ------------

Income before provision

for income taxes                8,547              3,671              6,993             3,421             15,541           7,092



Provision for income taxes      3,700              1,676              3,569             1,932              7,270           3,607
                              -------       ------------      -------------      ------------       ------------    ------------

Net income                    $ 4,847            $ 1,995            $ 3,424           $ 1,489           $  8,271         $ 3,485
                             ========       ============      =============      ============       ============    ============

Basic earnings per share        $0.14              $0.06              $0.10             $0.05              $0.24           $0.11

Diluted earning per share       $0.13              $0.06              $0.09             $0.04              $0.22           $0.10

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
         SUPPLEMENTAL UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
       March 29, 1998, June 28, 1998, March 30, 1997, and June 29, 1997

                                                                                           Six Months Ended
                                                          Three Months Ended         -----------------------------
(In thousands)                                     March 29, 1998   March 30, 1997   June 28, 1998   June 29, 1997
                                                   --------------   --------------   -------------   -------------
Cash flows from operating activities:
  Net income                                             $  4,847         $  1,995        $  8,271        $  3,485
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation and amortization                         3,543            2,191           6,237           4,590
  Changes in assets and liabilities, net
    of effect of acquisition
      Trade receivables                                    (2,459)          (1,788)         (5,850)         (2,652)
      Other receivables                                     1,389                -               -            (940)
      Inventories                                          (2,534)            (221)          2,290          (7,486)
      Deferred income tax benefit                               -                -           1,015             322
      Other current assets                                    (83)             331          (3,188)            484
      Accounts payable and accrued liabilities              1,757            2,632           4,613           6,313
      Deferred revenue                                         77              500             156             500
      Deferred lease expense                                  (41)               -             (82)            (68)
                                                   --------------   --------------   -------------   -------------

Net cash provided by operating activities                   6,496            5,640          13,462           4,548
                                                   --------------   --------------   -------------   -------------

Cash flows from investing activities:
  Purchase of short-term investments                      (19,726)         (19,410)        (20,796)        (30,341)
  Proceeds from sales and maturities of
    short-term investments                                 29,122           10,948          30,339          21,719
  Purchase of long-term investments                       (20,511)          (5,940)        (31,609)         (7,740)
  Proceeds from sales and maturities of
    long-term investments                                   3,884            7,170           3,785          10,630
  Purchase of property and equipment                       (6,272)          (4,168)        (12,486)         (8,074)
  Payments for foundry deposits and other assets             (604)             (31)         (2,006)           (101)
                                                   --------------   --------------   -------------   -------------

      Net cash used in investing activities               (14,107)         (11,431)        (32,773)        (13,907)
                                                   --------------   --------------   -------------   -------------

Cash flows from financing activities:
  Proceeds from issuance of notes                           1,800                -           5,350               -
  Net principal payments under capital lease
    obligations                                              (268)            (292)           (542)           (567)
  Proceeds from issuance of stock, net of
    repurchases and costs of issuance                       1,335            1,303           5,532           2,266
                                                   --------------   --------------   -------------   -------------

      Net cash provided by financing activities             2,867            1,011          10,340           1,699
                                                   --------------   --------------   -------------   -------------

Decrease in cash and cash equivalents                      (4,744)          (4,780)         (8,971)         (7,660)
Cash and cash equivalents at beginning of period           25,743           23,234          25,744          23,234
                                                   --------------   --------------   -------------   -------------

Cash and cash equivalents at end of period               $ 20,999         $ 18,454        $ 16,773        $ 15,574
                                                   ==============   ==============   =============   =============

Supplementary disclosure of cash and noncash
  transactions
   Cash payments for:
     Interest                                            $     70         $    162        $  1,687        $    295
     Income taxes                                             435              905             227              80

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED


                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)



NOTE 1.    BASIS OF PRESENTATION


     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended March 29, 1998 and June 28, 1998, are not necessarily indicative of the results that may be expected for the year ending December 27, 1998. The information reported in these financial statements should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 28, 1997, and subsequent filings with the Securities and Exchange Commission.

    All share and per share numbers in this Report reflect the effect of a 3-for-2 stock split effected on March 30, 1998.


NOTE 2.    COMPREHENSIVE INCOME

    On December 29, 1997, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Company, comprehensive income includes net income reported on the income statement and changes in the fair value of its available-for-sale securities reported as a separate component of shareholders' equity. The Company's total comprehensive income for the periods ended March 29, 1998, March 30, 1997, June 28, 1998 and June 29, 1997 was $4,866 million, $2,007 million, $3,428 million and $1,501 million, respectively.

NOTE 3.   EARNINGS PER SHARE

    The following is a reconciliation of the numerator (income) and denominator (shares) of basic and diluted earnings per share for the periods ending March 29, 1998, March 30, 1997, June 28, 1998 and June 29, 1997.

(in thousands, except per share amounts)
                                                         INCOME               SHARES         PER SHARE AMOUNT
                                                   ------------------    ---------------    --------------------
QUARTER ENDING:
Net income:
         March 29, 1998                                   $4,847
         March 30, 1997                                    1,995
         June 28, 1998                                     3,424
         June 29, 1997                                     1,489

BASIC EPS: income available to
  common shareholders
         March 29, 1998                                   $4,847             33,596                   $0.14
         March 30, 1997                                    1,995             32,748                    0.06
         June 28, 1998                                     3,424             33,771                    0.10
         June 29, 1997                                     1,489             33,052                    0.05

  Options:
         March 29, 1998                                        -              3,034
         March 30, 1997                                        -              2,142
         June 28, 1998                                         -              3,160
         June 29, 1997                                         -              2,192

DILUTED EPS: income available to common
  stockholders plus assumed conversions
         March 29, 1998                                   $4,847             36,630                   $0.13
         March 30, 1997                                    1,995             34,890                    0.06
         June 28, 1998                                     3,424             36,931                    0.09
         June 29, 1997                                     1,489             35,244                    0.04
-----------------------------------------------------------------------------------------------------------

YEAR-TO-DATE:
Net income:
         June 28, 1998                                     8,271
         June 29, 1997                                     3,485

BASIC EPS: income available to
  common shareholders
         June 28, 1998                                     8,271             33,684                    0.24
         June 29, 1997                                     3,485             32,900                    0.11

  Options:
         June 28, 1998                                         -              3,097
         June 29, 1997                                         -              2,167

DILUTED EPS: income available to common
  stockholders plus assumed conversions
         June 28, 1998                                     8,271             36,781                    0.22
         June 29, 1997                                     3,485             35,067                    0.10

     No conversion is assumed for the convertible subordinated notes issued in 1997 because it would have an antidilutive effect on earnings per share. Options to purchase approximately 169,000, 70,000, 7,000 and 89,000 shares of common stock for the quarters ending March 29, 1998, March 30, 1997, June 28, 1998 and June 29, 1997, respectively, were not included in the computation of diluted earnings per share because the options exercise price was greater than the average market price of the common shares, making the shares anti-dilutive.

NOTE 4.     INVENTORIES

    Inventories are stated at the lower of cost (first in, first out) or market and include materials, labor and manufacturing overhead costs. Inventories as of March 29, 1998 and June 28, 1998 consisted of:


(in thousands)
                                            March 29, 1998             June 28, 1998
                                        --------------------      --------------------
Raw materials                                        $15,990                   $ 5,910
Work-in-process                                        7,168                    10,472
Finished goods                                         6,075                     8,027
                                        --------------------      --------------------
     Total inventories                               $29,233                   $24,409
                                        ====================      ====================


NOTE 5.      PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciation is provided on a straight-line basis over their useful lives. Property and equipment consists of:


(in thousands)
                                              March 29, 1998             June 28, 1998
                                         --------------------       --------------------
Machinery and equipment                              $ 38,096                   $ 41,205
Furniture and fixtures                                 23,595                     25,725
Leasehold improvements                                  3,686                      4,662
                                         --------------------       --------------------
                                                       65,377                     71,592
Less-Accumulated depreciation                         (29,424)                   (31,974)
                                         --------------------       --------------------
                                                     $ 35,953                   $ 39,618
                                         ====================       ====================


NOTE 6.     SUBSEQUENT EVENTS

    On July 6, 1998, the Company completed a business combination with Acclaim Communications Inc. ("Acclaim") which is a provider of Fast Ethernet and Gigabit Ethernet switches and integrated Multi- Service access products. The combination was a stock for stock merger that has been accounted for as a "pooling-of-interests." Accordingly, the Company's historical consolidated financial statements have been restated to include the financial position and results of operations of Acclaim. As a result of the merger, the outstanding shares of Acclaim capital stock and options and warrants to purchase Acclaim capital stock were converted into the right to receive an aggregate of 5,000,000 shares of the Company's common stock.

    The Company's acquisition transactions costs incurred as of June 28, 1998 totaled $2.8 million and are included in general and administrative costs in the accompanying consolidated statements of income.

    On November 28, 1995, the Company initiated a patent infringement suit against Seeq Technologies, Inc. in United States District Court for the Northern District of California. The suit relates to two Level One patents, No. 5,267,269 and No. 5,249,183, and to certain Seeq products used in Ethernet system products. The suit was settled on September 25, 1998. The terms of the settlement are confidential.



ITEM 2.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    The following information should be read in conjunction with the unaudited interim financial statements and the notes thereto included in Item 1 of this Supplement to the Form 8-K, the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Form 10-K for the period ended December 28, 1997 filed with the Securities and Exchange Commission on March 27, 1998, and any subsequent filings with the Securities and Exchange Commission.

    This report contains forward-looking statements that involve risks and uncertainties. The statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking
statements.   See "Factors That May Affect Future Results".


RESULTS OF OPERATIONS

    Revenues. Revenues increased 88% to $56.6 and 85% to $60.5 million in the first and second quarters of 1998 compared to revenues of $30.1 and $32.7 million for the same quarters of 1997. Revenues increased sequentially by 11% and 18% since the fourth quarter 1997 revenues of $51.1 million. No single customer represented 10% of total revenues during the first quarter, sales to D-link, Inc. represented 11% of total revenues during the second quarter. The increased revenues reflect the unit sales growth due to the continued market acceptance of the Company's products in both the networking and transmission markets.

    International revenues for the first quarter of 1998 and 1997 were $21.2 million or 37.5% of revenues and $10.8 million or 36.0% of revenues, respectively. For the second quarter of 1998 and 1997 international revenues were $23.2 million or 39% of revenues and $10.8 million or 33% of revenues, respectively. All sales are denominated in U.S. dollars, thereby eliminating the impact of foreign currency exchange rate fluctuations on revenues.

    Gross Margin. Product gross margin is affected by several factors, including average selling prices, the mix between older and newer products, test equipment utilization, manufacturing yields, timing of cost reductions and the mix between direct and distributor sales. Margins on domestic and international sales are similar. At 57.1%, gross product margins for the second quarter of 1998 were down slightly from the 58.4% for the first quarter of 1998 and up from 57.2% and 56.8% for the first and second quarters of 1997, respectively. The gross product margin for the first six months of 1998 was 57.7% versus 57.0% for the first six months of 1997, this increase is due to the impact of cost reductions implemented during the second half of 1997 and the first half of 1998.


    Research and Development. Research and development expenses were $11.6 million or 20.6% and $11.8 million or 19.5% of revenues in the first and second quarters of 1998, respectively, versus $7.4 million or 24.5% and $7.9 or 24.1% of revenues in the first and second quarters of 1997, respectively. For the first six months of 1998 research and development expenses were $23.4 million or 20.0% of revenues versus $15.3 million or 24.3% of revenues for the first six months of 1997. The dollar increase in research and development expense is due to additions to the Company's design engineering staff and related new product design expenses.


    Sales and Marketing. Sales and marketing expenses were $9.3 million or 16.3% and $9.3 million or 15.3% of revenues in the first and second quarters of 1998, respectively, versus $4.5 million or 15.1% and $5.1 or 15.7% of revenues in the first and second quarters of 1997, respectively. For the first six months of 1998 sales and marketing expenses were $18.5 million or 15.8% of revenues versus $9.7 million or 15.4% of revenues for the first six months of 1997. The increased expenditures are primarily attributable to the expansion of the Company's sales and marketing staffs and their related costs.


    General and Administrative. General and administrative expenses for the first and second quarters of 1998 were $4.1 million or 7.2% and $7.3 million or 12.1% of revenues, respectively, versus $2.0 million or 6.8% and $2.6 million or 7.9% of revenues in the first and second quarters of 1997, respectively. For the first six months of 1998 general and administrative expenses were $11.3 million or 9.7% of revenues versus $4.6 million or 7.4% of revenues for the first six months of 1997. During the second quarter of 1998 the Company incurred a $2.8 million one time charge for transactions costs associated with the acquisition of Acclaim Communications, Inc.


    Liquidity and Capital Resources. The Company's principal sources of liquidity as of March 29, 1998 and June 28, 1998, consisted of $124.2 and $119.8 million of cash, cash equivalents and short-term investments, respectively. Working capital was $142.2 at March 29, 1998 and $135.0 million at June 28, 1998 and $157.0 million at December 28, 1997. During the first quarter of 1998, the Company generated $6.5 million of cash from operating activities, as compared to $5.5 million in the same period in 1997. During the second quarter of 1998, the Company generated $13.4 million of cash from operating activities, as compared to $5.5 million in the same period in 1997. In all periods, net cash generated from operations during the period was primarily due to net income before depreciation and amortization expense. Cash was also impacted by the net changes in inventories, accounts receivable, net plant and equipment, and accounts payable. These changes are due primarily to expansion of the Company's business, and do not reflect material changes in the way the Company conducts operations. The Company spent $12.5 million for capital expenditures during the first six months of 1998 as compared to $8.1 million for the same period in 1997.

    Management believes that, in addition to current financial resources, adequate capital resources are available to satisfy the Company's investment and capital programs. Management believes that the Company's cash flow is sufficient to maintain its current operations.


FACTORS THAT MAY AFFECT FUTURE RESULTS


    The following factors may have an impact on the Company's business:


    Manufacturing Risks. The Company does not manufacture the silicon wafers used for its products. The Company's wafers are manufactured by foundries located in the United States, Europe and Asia. The Company depends upon these suppliers to produce wafers at acceptable yields and to deliver them in a timely manner at competitive prices. The Company may sustain an adverse impact on operating results from problems with the cost, timeliness, yield and quality of wafer deliveries from suppliers. From time to time, the available industry-wide foundry capacity can fluctuate significantly. During periods of constrained supply, the Company may experience difficulty in securing an adequate supply of wafers, and/or its suppliers may increase wafer prices. The Company's operating results depend, in substantial part, on its ability to maintain or increase the capacity available from its existing or new foundries. In 1994 and 1995, the Company experienced increased costs and delays in customer shipments as a result of a foundry reducing shipments to the Company without prior notice, requiring the Company to transfer products to a new foundry. Although the Company believes that it has planned to meet customer demand, there can be no assurances that unforeseen demand, supplier interruptions or other changes will not have a material impact on the Company's business.

    Manufacturing process technologies are subject to rapid change. Other companies in the industry have experienced difficulty in migrating to new manufacturing processes, and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. The Company's business, financial condition and results of operations could be materially adversely affected if any such transition is substantially delayed or inefficiently implemented.

    The Company is also dependent upon third-party assembly companies that package or test the Company's devices. The Company depends upon these suppliers to produce products in a timely manner and at competitive prices. The Company may sustain an adverse financial impact from problems with the cost, timeliness, yield and quality of product deliveries from these suppliers.


     Operating Results. The semiconductor industry is characterized by rapid technological change, intense competitive pressure and cyclical market patterns. The Company's results of operations are affected by a wide variety of factors, including general economic conditions, semiconductor industry environment, changes in average selling prices, the timing of new product introductions (by the Company and its customers), use of new technologies, the ability to safeguard patents and intellectual property, and rapid change of demand for products. The level of net revenues in any specific quarter can also be affected by the level of orders placed during that quarter. The Company attempts to respond to changes in market conditions as soon as possible; however, the rapidity of their onset may make prediction of and reaction to such events difficult. Due to the foregoing and other factors, past results, such as those described in this report, may not be predictive of future performance.


    Dependence on New Products. The Company's future success depends on its ability to timely develop and introduce new products which compete effectively. Because of the complexity of its products, the Company may experience delays in completing development and introduction of new products, and, as a result, not achieve the market share anticipated for such products. The Company's strategy is to develop products for the fastest growing segments of the communications market. The Company conducts its own analysis of market trends and reviews forecasts and information provided by industry analysts. Market conditions may change rapidly as technology, economic, or user-preference conditions cause different communications technologies to experience growth other than that forecast by the Company or others. There can be no assurance that the Company will successfully identify new product opportunities and bring new products to market in a timely manner, that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive, or that the Company's products will be selected for design into the products of its targeted customers. In addition, the average selling price for any particular product tends to decrease over the product's life. To offset such price decreases, the Company relies primarily on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products which incorporate advanced features and other price/performance factors such that higher average selling prices and higher margins are achievable relative to existing product lines. To the extent that cost reductions and new product introductions with higher margins do not occur in a timely manner, or the Company's products do not achieve market acceptance, the Company's operating results could be materially affected.


    Management of Growth; Dependence on Key Personnel. The Company is currently experiencing a period of significant growth which has placed, and could continue to place, a significant strain on the Company's personnel and other resources. The Company's ability to manage its growth effectively will require continued expansion and refinement of the Company's operational, financial, management and control systems, as well as a significant increase in the Company's development, testing, quality control, marketing, logistics and service capabilities, any of which could place a significant strain on the Company's resources. The Company's success also depends to a significant extent upon its ability to retain and attract key personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain and attract key personnel. If the Company's management is unable to manage growth effectively, maintain the quality and marketability of the Company's products and retain, hire and integrate key personnel, the Company's business, financial condition and results of operations could be materially adversely affected.


    Intellectual Property. The Company relies upon patent, trademark, trade secret and copyright law to protect its intellectual property. There can be no assurance that such intellectual property rights can be successfully asserted or will not be invalidated, circumvented or challenged. Litigation, regardless of its outcome, could result in substantial cost and diversion of resources for the Company. Any infringement claim or other litigation against or by the Company could have a material effect on the Company's financial condition and results of operations. In November 1995, the Company commenced infringement litigation against a competitor. See "Legal Proceedings".


    Semiconductor Industry. The semiconductor industry has historically been cyclical and subject to significant economic downturns at various times. The Company may experience substantial period-to-period fluctuations in operating results due to general semiconductor industry conditions, overall economic conditions or other factors.

    In addition, the securities of many high technology companies have historically been subject to extreme price and volume fluctuations, factors which may affect the market price of the Company's Common Stock. As is common in the semiconductor industry, the Company frequently ships more product in the third month of a quarter than in the other months. If a disruption in the Company's production or shipping occurs near the end of a quarter, the Company's revenues for that quarter could be materially affected.

    The Company must order wafers and build inventory in advance of product shipments. There is risk that the Company could produce excess or insufficient inventories of particular products because the Company's markets are volatile and subject to rapid technology and price changes. This inventory risk is heightened because certain of the Company's customers place orders with long lead times which may be subject to cancellation or rescheduling by that customer. To the extent the Company produces excess or insufficient inventories of particular products, the Company's revenues and earnings could be adversely affected.

    Increased demand for semiconductor products may result in a reduction in the availability of wafers from foundries. Such capacity limitations may adversely affect the Company's ability to deliver products on a timely basis and affect the Company's margins. Additionally, the Company believes that during periods of strong demand and/or restricted semiconductor capacity, customers will over-order to assure an adequate supply. Certain of the Company's customers may cancel or postpone orders without notice if product becomes available elsewhere.

    Shortages of components from other suppliers could cause the Company's customers to cancel or delay programs incorporating the Company's products, resulting in the cancellation or delay of orders for the Company's products.


    Intense Competition. The semiconductor industry is intensely competitive. The Company's competition consists of semiconductor companies and semiconductor divisions of vertically integrated companies. In the telecom market, the Company's principal competitors are Rockwell International, Inc., Crystal Semiconductor, Inc. (a subsidiary of Cirrus Logic, Inc.) ("Crystal"), Dallas Semiconductor, Inc., Lucent Technologies Inc. ("Lucent"), PMC-Sierra Inc. and Siemens A.G. In the networking market, the Company's principal competitors are Advanced Micro Devices, Inc., Broadcom Corporation, Crystal, Integrated Circuit Systems, Inc., Lucent, Micro Linear Corp., National Semiconductor Corporation, Quality Semiconductor, Inc., Seeq Technologies, Inc. and Texas Instruments, Inc. Many of these competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial and other resources than the Company with which to pursue engineering, manufacturing, marketing and distribution of products.

    The ability of the Company to compete successfully in the rapidly evolving area of high performance integrated circuit technology depends on factors both within and outside of the Company's control. Such factors include, without limitation, success in designing and manufacturing new products, implementing new technologies, intellectual property programs, product quality, reliability, price, efficiency of production, and general economic conditions. There is no assurance that the Company will be able to compete successfully against current and future competitors. Increased competition may result in price erosion, reduced gross margins and loss of market share, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.


    International Operations. Due to its reliance on international sales and foreign third-party manufacturing and assembly operations, the Company is subject to the risks of conducting business outside of the United States including government regulatory risks, political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business,
financial condition or operating results.   The recent economic downturn in
several Asian countries has not affected the Company in a material way, but there can be no assurances that continued economic problems in Asia or any other region of the world will not affect the Company.


    Increased Leverage. As a result of the Company's sale in August and September 1997 of its 4% Convertible Subordinated Notes due 2004 (the "Notes"), the Company has incurred approximately $115.0 million in additional indebtedness which increases the ratio of its long-term debt to its total capitalization from 5.4%, at June 29, 1997, to 48.6%, at June 28, 1998. This increased leverage will increase the Company's interest expense substantially. The degree to which the Company will be leveraged could adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures and/or forego potential acquisitions to be able to meet such requirements.


    Volatility of Notes and Stock Price. Economic and other external factors, many of which are beyond the control of the Company, may have a significant impact on the Company's business and on the market price of its Notes and the Common Stock. Such factors include, without limitation, fluctuations in product revenues and net income of the Company or its competitors, shortfalls in the Company's operating results from levels forecast by securities analysts, announcements concerning the Company, its competitors or customers, announcements of technological innovations by the Company, its competitors or its customers, the introduction of new products or changes in product pricing policies by the Company, its competitors or its customers, market conditions in the industry and the general state of the securities market. In addition, the stock prices of many technology companies fluctuate significantly for reasons that may be unrelated or disproportionate to operating results. These fluctuations, as well as general economic, political and market conditions such as recession or international instability, may adversely affect the market price of the Company's Notes and the Common Stock.



    Year 2000 Compliance. The Company has reviewed its exposure to risks that could be caused if internal computer systems do not correctly recognize date information when the year changes to 2000. Management believes that the likelihood of a material adverse impact due to problems with internal systems or products sold to customers is remote and expects that the cost of remedying internal systems that currently cannot process the date change will not have a material effect on the Company's financial position or overall trends in results of operations. The Company is also contacting critical suppliers of products and services to determine that the supplier's operations and the products and services they provide are year 2000 compliant. There can be no assurance that another company's failure to ensure year 2000 capability would not have an adverse effect on the Company.



PART II - OTHER INFORMATION


ITEM 1.  LEGAL PROCEEDINGS

     On November 28, 1995, the Company initiated a patent infringement suit against Seeq Technologies, Inc. in United States District Court for the Northern District of California. The suit relates to two Level One patents, No. 5,267,269 and No. 5,249,183, and to certain Seeq products used in Ethernet system products. The suit was settled on September 25, 1998. The terms of the settlement are confidential.

   There are no other material pending legal proceedings, other than routine litigation incidental to the Company's business, to which the Company is a party or of which any of its property is the subject.


ITEM 2.  CHANGES IN SECURITIES


On March 3, 1998, the Company's Certificate of Incorporation was amended to effect a 3-for-2 stock split to shareholders of record on March 9, 1998. The split was effective March 30, 1998.

SIGNATURES



   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                    LEVEL ONE COMMUNICATIONS, INCORPORATED




Date:  October 5, 1998           /s/JOHN KEHOE
                                -----------------------------
                                    John Kehoe
                                    Senior Vice President and
                                    Chief Financial Officer